Exhibit 99.1

NYSE: TRV

Travelers Reports Record Net Income per Diluted Share of $2.41, Up 91% from Prior Year Quarter

Operating Income per Diluted Share of $2.13, Up 69% from Prior Year Quarter

Return on Equity and Operating Return on Equity of 14.6% and 14.2%, Respectively

•             Net and operating income of $925 million and $816 million increased from $499 million and $495 million, respectively, in the prior year quarter.

•             Increase driven by lower catastrophe losses as well as continued improvement in underlying underwriting margins in all segments.

•             Net and operating income benefited $122 million after-tax from favorable tax and legal settlements. In addition, net income benefited $109 million after-tax from net realized investment gains.

•             Written rate gains continued to exceed expected loss cost trends in all segments.

•             Repurchased 3.6 million shares for $300 million in the quarter.

•             Adjusted book value per share (excludes after-tax net unrealized investment gains) of $62.12, up 5% from year-end 2012. Book value per share of $66.65, down 1% due to the impact of the increase in interest rates on net unrealized investment gains.

New York, July 23, 2013 — The Travelers Companies, Inc. today reported net income of $925 million, or $2.41 per diluted share, for the quarter ended June 30, 2013, compared to $499 million, or $1.26 per diluted share, in the prior year quarter. Operating income in the current quarter was $816 million, or $2.13 per diluted share, compared to $495 million, or $1.26 per diluted share, in the prior year quarter. The increase in net and operating income compared to the prior year quarter primarily resulted from lower catastrophe losses, higher underlying underwriting margins (i.e., excluding net favorable prior year reserve development and catastrophe losses), and favorable tax and legal settlements, partially offset by lower net investment income and lower net favorable prior year reserve development. Net income also benefited from higher net realized investment gains.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2013	2012	Change		2013	2012	Change

Net written premiums	$5,824	$5,868	(1)%		$11,421	$11,365	—%

Total revenues	$6,674	$6,359	5		$13,002	$12,751	2

Operating income	$816	$495	65		$1,703	$1,296	31

per diluted share	$2.13	$1.26	69		$4.44	$3.27	36

Net income	$925	$499	85		$1,821	$1,305	40

per diluted share	$2.41	$1.26	91		$4.75	$3.29	44

Diluted weighted average shares outstanding	379.9	391.6	(3)		380.8	393.5	(3)

GAAP combined ratio	94.3%	100.5%	(6.2	)pts	91.4%	96.3%	(4.9	)pts

Underlying GAAP combined ratio	91.7%	94.5%	(2.8	)pts	91.3%	94.6%	(3.3	)pts

Operating return on equity	14.2%	9.0%	5.2	pts	15.0%	11.8%	3.2	pts

Return on equity	14.6%	8.0%	6.6	pts	14.4%	10.5%	3.9	pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2013	2012	2012	2012	2012

Book value per share	$66.65	$67.31	$64.90	(1)%	3%

Adjusted book value per share	62.12	59.09	57.18	5	9

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Results for the quarter were very strong, with net income of $925 million and return on equity of 14.6%,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Operating return on equity was 14.2% for the quarter and 15.0% on a year-to-date basis, a significant improvement over prior year results primarily due to lower catastrophe losses and continued improvement in our underlying underwriting margins.

“We are very pleased with the pricing levels we achieved, which once again exceeded expected loss cost trends in all segments, while maintaining solid retentions.  Across our commercial insurance businesses, our ability to segment, price and select risk positions us well to continue to improve profitability.  In Personal Insurance, our strategy of seeking price increases and improved terms and conditions has improved profitability, but it has continued to negatively impact premiums.

“In June, we reached an agreement to acquire The Dominion of Canada General Insurance Company, part of our strategy of making targeted investments in attractive markets outside the United States. The Dominion will significantly improve Travelers’ market position and scale in Canada, and we are very enthusiastic about this opportunity.

“Given our focus on improving profitability, the underwriting results over recent quarters are gratifying. However, given the environment of low interest rates and volatile weather patterns, we will continue to seek higher margins. With improved returns as well as our strategy of returning excess capital to shareholders, we remain well positioned to deliver shareholder value,” concluded Mr. Fishman.

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain (loss):	$281		$(62)		$343		$883		$331		$552
Underwriting gain (loss) includes:
Net favorable prior year reserve development	192		221		(29)		423		525		(102)
Catastrophes, net of reinsurance	(340)		(549)		209		(439)		(717)		278

Net investment income	687		738		(51)		1,357		1,478		(121)

Other, including interest expense	42		(72)		114		(20)		(138)		118

Operating income before income taxes	1,010		604		406		2,220		1,671		549
Income tax expense	194		109		85		517		375		142
Operating income	816		495		321		1,703		1,296		407
Net realized investment gains after income taxes	109		4		105		118		9		109
Net Income	$925		$499		$426		$1,821		$1,305		$516

GAAP combined ratio	94.3%		100.5%		(6.2	)pts	91.4%		96.3%		(4.9	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.5	)pts	(4.0	)pts	0.5	pts	(3.8	)pts	(4.8	)pts	1.0	pts
Catastrophes, net of reinsurance	6.1	pts	10.0	pts	(3.9	)pts	3.9	pts	6.5	pts	(2.6	)pts

Underlying GAAP combined ratio	91.7%		94.5%		(2.8	)pts	91.3%		94.6%		(3.3	)pts

Net written premiums
Business Insurance	$3,068		$3,026		1%		$6,328		$6,126		3%
Financial, Professional & International Insurance	849		840		1		1,496		1,444		4
Personal Insurance	1,907		2,002		(5)		3,597		3,795		(5)
Total	$5,824		$5,868		(1)%		$11,421		$11,365		—%

Second Quarter 2013 Results

(All comparisons vs. second quarter 2012, unless noted otherwise)

Net income of $925 million after-tax increased $426 million or 85% due to higher operating income and higher net realized investment gains after-tax. Operating income of $816 million after-tax increased $321 million or 65%, primarily reflecting improved underwriting results driven by lower catastrophes losses and higher underlying underwriting margins, as well as a $63 million benefit resulting from the resolution of prior year tax matters and a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding. These improvements were partially offset by lower net investment income and lower net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 6.2 points to 94.3% due to lower catastrophes losses (3.9 points) and higher underlying underwriting margins (2.8 points), partially offset by lower net favorable prior year reserve development (0.5 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses resulted from wind and hail storms in several regions of the United States as well as flooding in Alberta, Canada.

•                  The underlying GAAP combined ratio improved 2.8 points to 91.7%, primarily resulting from earned rate increases exceeding loss cost trends in each segment.

Net investment income of $687 million decreased primarily due to lower reinvestment rates in the fixed income portfolio and lower private equity returns in the non-fixed income portfolio.

Net realized investment gains of $109 million after-tax ($167 million pre-tax) included an $87 million after-tax ($134 million pre-tax) gain related to a short position in U.S. Treasury futures contracts. The company closed this position by the end of the quarter.

Net written premiums of $5.824 billion decreased 1% as lower net written premiums in Personal Insurance were significantly offset by higher net written premiums in Business Insurance and Financial, Professional & International Insurance.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Net and operating income of $1.821 billion and $1.703 billion increased $516 million and $407 million, respectively, primarily reflecting the same factors discussed above for the second quarter.

Underwriting results

•                  The GAAP combined ratio improved 4.9 points to 91.4% due to higher underlying underwriting margins (3.3 points) and lower catastrophe losses (2.6 points), partially offset by lower net favorable prior year reserve development (1.0 point).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter 2013 events discussed above, as well as tornadoes and hail storms in the Southeastern United States in the first quarter 2013.

•                  The underlying GAAP combined ratio improved 3.3 points to 91.3%, primarily resulting from earned rate increases exceeding loss cost trends in each segment.

Net investment income decreased and net realized investment gains increased primarily reflecting the same factors discussed above for the second quarter.

Net written premiums of $11.421 billion were generally consistent with the prior year period as higher net written premiums in Business Insurance and Financial, Professional & International Insurance were offset by lower net written premiums in Personal Insurance.

Shareholders’ Equity

Shareholders’ equity of $24.890 billion decreased 3% from the end of first quarter 2013 and 2% from the end of the prior year primarily due to the impact of the increase in interest rates on net unrealized investment gains.  Included in shareholders’ equity were after-tax net unrealized investment gains of $1.692 billion, compared to $2.864 billion at the end of first quarter 2013 and $3.103 billion at the end of the prior year.  The company repurchased 3.6 million shares during the quarter and 7.3 million shares year-to-date under its existing share repurchase authorization at a total cost of $300 million and $600 million, respectively, leaving $1.559 billion of capacity under that authorization for future share repurchases. Statutory surplus was $20.672 billion, and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 20.1%, well within its target range of 15% and 25%.

The Board of Directors declared a quarterly dividend of $0.50 per share. This dividend is payable September 30, 2013, to shareholders of record as of the close of business on September 10, 2013.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain (loss)	$100		$(100)		$200		$398		$184		$214
Underwriting gain (loss) includes:
Net favorable prior year reserve development	55		58		(3)		168		306		(138)
Catastrophes, net of reinsurance	(148)		(252)		104		(183)		(305)		122

Net investment income	502		536		(34)		989		1,068		(79)

Other	114		8		106		127		22		105

Operating income before income taxes	716		444		272		1,514		1,274		240
Income tax expense	137		82		55		345		300		45
Operating income	$579		$362		$217		$1,169		$974		$195

GAAP combined ratio	96.2%		103.0%		(6.8	)pts	92.9%		96.3%		(3.4	)pts
Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.8	)pts	(2.0	)pts	0.2	pts	(2.8	)pts	(5.3	)pts	2.5	pts
Catastrophes, net of reinsurance	4.9	pts	8.8	pts	(3.9	)pts	3.1	pts	5.3	pts	(2.2	)pts

Underlying GAAP combined ratio	93.1%		96.2%		(3.1	)pts	92.6%		96.3%		(3.7	)pts

Net written premiums by market
Select Accounts	$709		$721		(2)%		$1,433		$1,439		—%
Commercial Accounts	732		717		2		1,640		1,578		4
National Accounts	242		226		7		519		461		13
Industry-Focused Underwriting	653		636		3		1,352		1,284		5
Target Risk Underwriting	500		486		3		948		915		4
Specialized Distribution	232		242		(4)		436		450		(3)
Other	—		(2)		NM		—		(1)		NM
Total	$3,068		$3,026		1%		$6,328		$6,126		3%

NM = Not Meaningful

Second Quarter 2013 Results

(All comparisons vs. second quarter 2012, unless noted otherwise)

Operating income of $579 million after-tax increased $217 million or 60%, primarily reflecting improved underwriting results driven by lower catastrophe losses and higher underlying underwriting margins, as well as a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding and a $43 million benefit resulting from the resolution of prior year tax matters. These improvements were partially offset by lower net investment income and lower net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 6.8 points to 96.2% due to lower catastrophe losses (3.9 points) and higher underlying underwriting margins (3.1 points), partially offset by lower net favorable prior year development (0.2 points).

•                  Net favorable prior year reserve development resulted from better than expected loss experience related to the excess coverages of the general liability product line for accident years 2004 through 2009. These improvements were partially offset by a $42 million after-tax ($65 million pre-tax) increase to environmental reserves.

•                  The underlying GAAP combined ratio improved 3.1 points to 93.1%, primarily resulting from earned rate increases exceeding loss trends.

Business Insurance net written premiums of $3.068 billion increased 1% primarily driven by continued increases in renewal rate change. Retention rates remained strong and generally consistent with recent quarters. New business volumes decreased modestly from the prior year quarter. Net written premiums also benefited from positive exposure change at renewal.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating income of $1.169 billion after-tax increased $195 million or 20%, primarily reflecting the same factors discussed above for the second quarter.

Underwriting results

•                  The GAAP combined ratio improved 3.4 points to 92.9% due to higher underlying underwriting results (3.7 points), and lower catastrophe losses (2.2 points), partially offset by lower net favorable prior year development (2.5 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors as above for the second quarter as well as better than expected loss experience related to the property product line. Also included in net favorable prior year reserve development was a $42 million pre-tax ($27 million after-tax) charge that was precipitated by legislation in New York enacted in the first quarter 2013 related to the New York Fund for Reopened Cases for workers’ compensation.

•                  The underlying GAAP combined ratio improved 3.7 points to 92.6%, primarily resulting from earned rate increases exceeding loss trends.

Business Insurance net written premiums of $6.328 billion increased 3% driven by continued increases in renewal rate change. Retention rates remained strong and new business volumes increased modestly. Net written premiums also benefited from positive exposure change at renewal.

Financial, Professional & International Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain	$100		$151		$(51)		$228		$239		$(11)
Underwriting gain includes:
Net favorable prior year reserve development	72		96		(24)		130		142		(12)
Catastrophes, net of reinsurance	(46)		(4)		(42)		(46)		(4)		(42)

Net investment income	91		99		(8)		183		203		(20)

Other	5		5		—		10		13		(3)

Operating income before income taxes	196		255		(59)		421		455		(34)
Income tax expense	42		73		(31)		104		124		(20)
Operating income	$154		$182		$(28)		$317		$331		$(14)

GAAP combined ratio	86.3%		80.0%		6.3	pts	84.3%		83.8%		0.5	pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.7	)pts	(12.5	)pts	2.8	pts	(8.8	)pts	(9.4	)pts	0.6	pts
Catastrophes, net of reinsurance	6.1	pts	0.4	pts	5.7	pts	3.1	pts	0.2	pts	2.9	pts

Underlying GAAP combined ratio	89.9%		92.1%		(2.2	)pts	90.0%		93.0%		(3.0	)pts

Net written premiums by market
Bond & Financial Products	$531		$524		1%		$926		$881		5%
International	318		316		1		570		563		1
Total	$849		$840		1%		$1,496		$1,444		4%

Second Quarter 2013 Results

(All comparisons vs. second quarter 2012, unless noted otherwise)

Operating income of $154 million after-tax decreased $28 million or 15% primarily reflecting lower underwriting results driven by higher catastrophe losses and lower net favorable prior year reserve development, as well as lower net investment income. These declines were partially offset by higher underlying underwriting margins and a $15 million benefit resulting from the resolution of prior year tax matters.

Underwriting results

•                  The GAAP combined ratio deteriorated 6.3 points to 86.3% due to higher catastrophe losses (5.7 points) and lower net favorable prior year reserve development (2.8 points), partially offset by higher underlying underwriting margins (2.2 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the surety business for various accident years within Bond & Financial Products. Catastrophe losses primarily resulted from flooding in Alberta, Canada.

•                  The underlying GAAP combined ratio improved 2.2 points to 89.9%, primarily resulting from earned rate increases exceeding loss trends, as well as a lower level of large losses within International, partially offset by an increase in the expense ratio driven by legal expenses related to the recently announced agreement to acquire The Dominion of Canada General Insurance Company and lower earned premiums.

Financial, Professional & International Insurance net written premiums of $849 million increased 1%, primarily driven by Bond & Financial Products reflecting higher volumes in construction surety and renewal rate increases in management liability.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating income of $317 million after-tax decreased $14 million or 4%, primarily reflecting the same factors discussed above for the second quarter.

Underwriting results

•                  The GAAP combined ratio deteriorated 0.5 points to 84.3% due to higher catastrophe losses (2.9 points) and lower net favorable prior year development (0.6 points), largely offset by higher underlying underwriting margins (3.0 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors as above for the second quarter as well as better than expected loss experience in several lines of business within International. Catastrophe losses were driven by the same factors as above for the second quarter.

•                  The underlying GAAP combined ratio improved 3.0 points to 90.0%, primarily resulting from earned rate increases exceeding loss trends, as well as a lower level of large losses within International.

Financial, Professional & International Insurance net written premiums of $1.496 billion increased 4%, primarily driven by the same factors discussed above for the second quarter, as well as lower reinsurance costs (resulting from price decreases and slightly higher retention levels).

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain (loss)	$81		$(113)		$194		$257		$(92)		$349
Underwriting gain (loss) includes:
Net favorable prior year reserve development	65		67		(2)		125		77		48
Catastrophes, net of reinsurance	(146)		(293)		147		(210)		(408)		198

Net investment income	94		103		(9)		185		207		(22)

Other	15		16		(1)		33		35		(2)
Operating income before income taxes	190		6		184		475		150		325
Income tax expense (benefit)	48		(11)		59		136		25		111
Operating income	$142		$17		$125		$339		$125		$214

GAAP combined ratio	94.5%		104.8%		(10.3	)pts	91.9%		101.3%		(9.4	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.5	)pts	(3.5	)pts	—	pts	(3.4	)pts	(2.1	)pts	(1.3	)pts
Catastrophes, net of reinsurance	8.0	pts	15.3	pts	(7.3	)pts	5.7	pts	10.7	pts	(5.0	)pts

Underlying GAAP combined ratio	90.0%		93.0%		(3.0	)pts	89.6%		92.7%		(3.1	)pts

Net written premiums
Agency Automobile(1)	$834		$899		(7)%		$1,665		$1,799		(7)%
Agency Homeowners & Other(1)	1,033		1,064		(3)		1,853		1,919		(3)
Direct to Consumer	40		39		3		79		77		3
Total	$1,907		$2,002		(5)%		$3,597		$3,795		(5)%

(1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer

Second Quarter 2013 Results

(All comparisons vs. second quarter 2012, unless noted otherwise)

Operating income of $142 million after-tax increased $125 million, primarily reflecting improved underwriting results driven by lower catastrophe losses and higher underlying underwriting margins, as well as a $5 million benefit resulting from the resolution of prior year tax matters. These improvements were slightly offset by lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 10.3 points to 94.5% due to lower catastrophe losses (7.3 points) and higher underlying underwriting margins (3.0 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for accident year 2012 for both catastrophe and non-catastrophe weather-related losses and other non-weather-related losses.

•                  The underlying GAAP combined ratio improved 3.0 points to 90.0% primarily resulting from earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, as well as lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $1.907 billion decreased 5% primarily due to lower new business volumes in both Automobile and Homeowners & Other, largely as a result of the company’s pricing strategy, increasing deductibles and other profitability improvement initiatives. Renewal premium change and retention rates in both Automobile and Homeowners & Other remained strong and generally consistent with recent quarters.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating results of $339 million increased $214 million after-tax, primarily reflecting the same factors discussed above for the second quarter, as well as an increase in net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 9.4 points to 91.9% due to lower catastrophe losses (5.0 points), higher underlying underwriting margins (3.1 points) and higher net favorable prior year reserve development (1.3 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors as above for the second quarter, as well as net favorable development in the first quarter of 2013 in the Homeowners & Other product line for accident year 2011 for both non-catastrophe weather-related losses and catastrophe losses.

•                  The underlying GAAP combined ratio improved 3.1 points to 89.6%, primarily resulting from earned rate increases exceeding loss cost trends and lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $3.597 billion decreased 5%, primarily due to the same factors discussed above for the second quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, July 23, 2013. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions;

•                  strategic initiatives, including initiatives to improve profitability and competitiveness; and

•                  the potential closing date and impact of its merger and acquisition transactions, including the acquisition of The Dominion of Canada General Insurance Company (The Dominion), and the financing plans related to such transactions.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  acquisitions and integration of acquired businesses, including the company’s planned acquisition of The Dominion, may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability;

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors;

•                  the company may not achieve the anticipated benefits of its transactions or its strategic initiatives, including in Personal Insurance, or complete a transaction that is subject to closing conditions; and

•                  conditions in the capital markets may not be suitable for the company to incur additional indebtedness and/or to issue preferred stock to finance its merger and acquisition transactions, including the acquisition of The Dominion.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2013	2012	2013	2012

Operating income	$1,010	$604	$2,220	$1,671
Net realized investment gains	167	4	177	14
Net income	$1,177	$608	$2,397	$1,685

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2013	2012	2013	2012

Operating income	$816	$495	$1,703	$1,296
Net realized investment gains	109	4	118	9
Net income	$925	$499	$1,821	$1,305

	Twelve Months Ended December 31,
($ in millions, after-tax)	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	1	3	3	4	4	5	6
Operating income	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	32	36	173	22	(271)	101	8	35
Income from continuing operations	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	(439)
Net income	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Basic earnings per share
Operating income	$2.15	$1.27	$4.49	$3.30
Net realized investment gains	0.29	—	0.31	0.02
Net income	$2.44	$1.27	$4.80	$3.32

Diluted earnings per share
Operating income	$2.13	$1.26	$4.44	$3.27
Net realized investment gains	0.28	—	0.31	0.02
Net income	$2.41	$1.26	$4.75	$3.29

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2013	2012	2013	2012

Business Insurance	$579	$362	$1,169	$974
Financial, Professional & International Insurance	154	182	317	331
Personal Insurance	142	17	339	125
Total segment operating income	875	561	1,825	1,430
Interest Expense and Other	(59)	(66)	(122)	(134)
Total operating income	$816	$495	$1,703	$1,296

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of June 30,
($ in millions)	2013	2012

Adjusted shareholders’ equity	$23,080	$22,060
Net unrealized investment gains, net of tax	1,692	2,980
Net realized investment gains, net of tax	118	9
Shareholders’ equity	$24,890	$25,049

	As of December 31,
($ in millions)	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2013	2012	2013	2012

Annualized operating income	$3,261	$1,982	$3,406	$2,592
Adjusted average shareholders’ equity	22,910	22,050	22,711	21,934
Operating return on equity	14.2%	9.0%	15.0%	11.8%

Annualized net income	$3,697	$1,993	$3,641	$2,609
Average shareholders’ equity	25,243	24,961	25,372	24,818
Return on equity	14.6%	8.0%	14.4%	10.5%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2013

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2013	2012	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,703	$1,296	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,406	2,592
Adjusted average shareholders’ equity	22,711	21,934	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.0%	11.8%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through June 30, 2013	12.9%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business.

This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2013	2012	2013	2012

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$429	$266	$899	$523
Pre-tax impact of catastrophes	(340)	(549)	(439)	(717)
Pre-tax impact of net favorable prior year loss reserve development	192	221	423	525
Pre-tax underwriting gain (loss)	281	(62)	883	331
Income tax expense (benefit) on underwriting results	46	(15)	263	130
Underwriting gain (loss)	235	(47)	620	201
Net investment income	551	589	1,093	1,182
Other, including interest expense	30	(47)	(10)	(87)
Operating income	816	495	1,703	1,296
Net realized investment gains	109	4	118	9
Net income	$925	$499	$1,821	$1,305

GAAP COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING GAAP COMBINED RATIO

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees and other to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Underlying GAAP combined ratio represents the GAAP combined ratio excluding the impact of net prior year reserve development and catastrophes.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic underwriting profitability and the variability of underwriting profitability caused by the unpredictable nature of catastrophes and loss reserve development.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2013	2012	2013	2012

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,530	$3,786	$6,683	$7,150
Less:
Policyholder dividends	13	11	23	23
Allocated fee income	27	11	69	46
Loss ratio numerator	$3,490	$3,764	$6,591	$7,081

Underwriting expense ratio
Amortization of deferred acquisition costs	$950	$976	$1,898	$1,947
General and administrative expenses (G&A)	931	893	1,846	1,777
Less:
G&A included in Interest Expense and Other	7	5	11	12
Allocated fee income	55	48	110	95
Billing and policy fees and other	25	25	49	52
Expense ratio numerator	$1,794	$1,791	$3,574	$3,565

Earned premium	$5,603	$5,529	$11,120	$11,052

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	62.3%	68.1%	59.3%	64.1%
Underwriting expense ratio	32.0%	32.4%	32.1%	32.2%
Combined ratio	94.3%	100.5%	91.4%	96.3%

(1)   For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$322	$316	2%	$575	$563	2%
Impact of changes in foreign exchange rates	(4)			(5)
Net written premiums	$318	$316	1%	$570	$563	1%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$853	$840	2%	$1,501	$1,444	4%
Impact of changes in foreign exchange rates	(4)			(5)
Net written premiums	$849	$840	1%	$1,496	$1,444	4%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2013	2012	2012

Tangible shareholders’ equity	$19,523	$18,604	$18,346
Goodwill	3,365	3,365	3,365
Other intangible assets	358	381	405
Less: Impact of deferred tax on other intangible assets	(48)	(48)	(47)
Adjusted shareholders’ equity	23,198	22,302	22,069
Net unrealized investment gains, net of tax	1,692	3,103	2,980
Shareholders’ equity	$24,890	$25,405	$25,049

Common shares outstanding	373.5	377.4	386.0

Tangible book value per share	$52.28	$49.29	$47.53
Adjusted book value per share	62.12	59.09	57.18
Book value per share	66.65	67.31	64.90

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	June 30,	December 31,	June 30,
($ in millions)	2013	2012	2012

Debt	$5,852	$6,350	$6,349
Shareholders’ equity	24,890	25,405	25,049
Total capitalization	30,742	31,755	31,398
Net unrealized investment gains, net of tax	1,692	3,103	2,980
Total capitalization excluding net unrealized gain on investments, net of tax	$29,050	$28,652	$28,418

Debt-to-capital ratio	19.0%	20.0%	20.2%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	20.1%	22.2%	22.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902